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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
Elwood Energy LLC on Form S-4 of our reports on the consolidated financial statements and schedules of Dominion Resources, Inc. dated January 25, 2001, (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principle for the method of accounting used to develop the market-related value of pension plan assets, and for the method of accounting for oil and gas exploration and production activities to the full cost method) included and incorporated by reference in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2001, and to the use of our report dated November 30, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for derivatives and hedging transactions), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP


Richmond, Virginia
January 10, 2002